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EXHIBIT 11.1

                           VARI-LITE INTERNATIONAL, INC.
                       COMPUTATION OF INCOME PER COMMON SHARE
                FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                        (In thousands except per share data)

                                                              1996         1997
                                                          ----------    ----------
Income before extraordinary loss . . . . . . . . . . . .  $      926    $    1,258

Net income . . . . . . . . . . . . . . . . . . . . . . .  $      926    $      521

Weighted average shares outstanding. . . . . . . . . . .   5,822,676     7,452,177

Dilutive effect of stock warrants after application
  of treasury stock method . . . . . . . . . . . . . . .      19,473        15,015

Shares used in calculating diluted income per share. . .   5,842,149     7,467,192

Basic income per share before extraordinary loss . . . .  $     0.16    $     0.17

Diluted income per share before extraordinary loss . . .  $     0.16    $     0.17

Basic income per share after extraordinary loss. . . . .  $     0.16    $     0.07

Diluted income per share after extraordinary loss. . . .  $     0.16    $     0.07



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